UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2006

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 8, 2006, Mercury Interactive Corporation (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Anthony Zingale, its chief executive officer. The Employment Agreement is effective as of November 1, 2005, the date Mr. Zingale was appointed chief executive officer.

The Employment Agreement sets forth Mr. Zingale’s salary and bonus terms, which were previously disclosed in the Company’s Current Report on Form 8-K filed on December 21, 2005. The Employment Agreement also provides that Mr. Zingale’s previously issued stock option grants for 400,000 shares of the Company’s common stock (issued in connection with Mr. Zingale’s original employment agreement) and 50,000 shares of the Company’s common stock (issued as part of the Company’s annual refresh grants during 2005) will remain exercisable until the fifteenth day of the tenth month or the December 31st, whichever is later, that follows the termination of Mr. Zingale’s employment for any reason (subject to earlier termination under the terms of the Company’s Amended and Restated 1999 Stock Option Plan or the expiration date or maximum term defined in the applicable award agreement evidencing the option). In addition, the Employment Agreement provides that Mr. Zingale will, in the event the Board grants annual refresh grants to other executives during 2006, be eligible to receive an option to purchase 500,000 shares of the Company’s common stock, which option will have an exercise price equal to the fair market value of the common stock on the date of grant, will vest at 1/48 per month over four years and will remain exercisable for a period of twelve months following the termination of Mr. Zingale’s employment for any reason (subject to earlier termination under the terms of the Company’s Amended and Restated 1999 Stock Option Plan or the expiration date or maximum term defined in the applicable award agreement evidencing the option). Mr. Zingale will also participate in other employee benefit programs and receive any perquisites available to other executives of the Company.

If Mr. Zingale’s employment is terminated by the Company without “cause” or by Mr. Zingale for “good reason” (as those terms are defined in the Employment Agreement), Mr. Zingale will (i) receive a severance payment equal to one year (or two years, if he has been employed for more than four years from the effective date of the Employment Agreement at the time of termination) of base salary and target bonus in effect as of the date of termination, (ii) continued coverage under the Company’s health, life, dental and other insurance programs for the one- or two-year (as applicable) severance pay period, and (iii) have accelerated vesting of his outstanding options that would have vested, absent the end of employment, during the one- or two-year (as applicable) severance pay period following termination.

In addition, effective February 8, 2006, Mr. Zingale entered into a revised Change of Control Agreement with the Company that provides upon the involuntary termination (including resigning for good reason) or termination of Mr. Zingale’s employment as a result of disability or death within 18 months following a change of control of the Company, Mr. Zingale will be entitled to (i) severance pay equal to 24 months of his base salary and target bonus in effect as of the date his employment ceases, (ii) continued coverage under the Company’s health, life, dental and other insurance programs for the 24-month severance pay period, and (iii) accelerated vesting of all stock options and other forms of long-term compensation held by Mr. Zingale at the time of termination, with all outstanding vested stock options granted prior to January 1, 2006 remaining exercisable until the fifteenth day of the tenth month or the December 31st, whichever is later, that follows the termination of Mr. Zingale’s employment, and all options granted on or after January 1, 2006 remaining exercisable for a period of twelve months following the termination of Mr. Zingale’s employment (in each case, subject to earlier termination under the terms of the Company’s Amended and Restated 1999 Stock Option Plan or the expiration date or maximum term defined in the applicable award agreement evidencing the option).

The foregoing descriptions of Mr. Zingale’s Employment Agreement and Change of Control Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements (including any schedules and exhibits thereto), copies of which are filed as Exhibits 10.51 and 10.52 hereto and are incorporated by reference herein.

In addition, on February 8, 2006, the Compensation Committee of the Company’s Board of Directors approved an increase in base salary for James Larson, Senior Vice President of Worldwide Field Operations, from $300,000 to $350,000, to become effective in April 2006.

Item 8.01. Other Events.

The Company has delayed the release of Mercury IT Governance Center 7.0. The Company continues to provide Mercury IT Governance 6.0, which helps customers gain visibility and control over the demands made of IT, manage the portfolio of IT projects, and ultimately help measure the business outcomes of strategic IT initiatives and investments. Mercury IT Governance Center 6.0 is comprised of an integrated set of application modules, a real-time dashboard and an enterprise foundation. The software modules in Mercury IT Governance Center 6.0 include Mercury Demand Management™, Mercury Portfolio Management™, Mercury Program Management™, Mercury Project Management™, Mercury Resource Management™, Mercury Time Management™, Mercury Financial Management™, and Mercury Deployment Management™.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are filed herewith:

10.51	Employment Agreement by and between the Company and Anthony Zingale effective as of November 1, 2005

10.52	Change of Control Agreement by and between the Company and Anthony Zingale dated February 8, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2006	MERCURY INTERACTIVE CORPORATION

	By:	/s/ David J. Murphy
	Name:	David J. Murphy
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.51	Employment Agreement by and between the Company and Anthony Zingale effective as of November 1, 2005

10.52	Change of Control Agreement by and between the Company and Anthony Zingale dated February 8, 2006